                      NINTH AMENDMENT TO CREDIT AGREEMENT


        THIS NINTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of October 10, 1996, by and between CENTRAL CONSUMER FINANCE COMPANY, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

        WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 14, 1993, as amended from time to time ("Credit Agreement");

        WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and the promissory note executed in connection therewith and have agreed to amend the Credit Agreement and such promissory note to reflect said changes;

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

        A. SUBJECT TO THE SATISFACTION OF EACH OF THE CONDITIONS PRECEDENT SET FORTH IN SECTION B OF THIS AMENDMENT, THE CREDIT AGREEMENT IS HEREBY AMENDED
AS FOLLOWS:

        1. Section 1.1(a) is hereby amended by deleting "THIRTY MILLION DOLLARS ($30,000,000.00)" and by substituting for said amount "FIFTY MILLION DOLLARS ($50,000,000.00)."

        2. SECTION 1.1(a) is hereby amended by deleting "December 31, 1996" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "April 30, 1997".

        3. The definition of "Eligible Auto Contracts Receivable" in Section 1.1(a) is hereby amended by deleting the exclusion in paragraph "(vii)" and substituting therefor the following:


            (vii) any Auto Contract with an original term or an original principal amortization schedule in excess of forty-two (42) months."

        4. The following new subsection 1.1(d) is incorporated into and made a part of the Credit Agreement:

                (d)  Letter of Credit Subfeature.

                     (i) As a subfeature under the Line of Credit, Bank agrees from time to time up to and including the April 30, 1997 to issue commercial and standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion, and provided further, that the aggregate undrawn amount of all outstanding Letters of Credit under this subfeature shall not at any time exceed Three Million Dollars ($3,000,000.00). Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided, however, that no Letter of Credit under this subfeature shall have an expiration date subsequent to December 31, 1997 unless otherwise approved by Bank.

                     (ii) The undrawn amount of all Letters of Credit under this subfeature shall be reserved under the Line of Credit and shall not be available for advances thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Bank in connection with the issuance of such Letter of Credit (each individually, a "Letter of Credit Agreement" and collectively, "Letter of Credit Agreements"). Each draft paid by Bank under a Letter of Credit under this subfeature shall be deemed an advance under the Line of Credit and shall be repaid in accordance with the terms and conditions of this Agreement applicable to such advances; provided, however, that if the Line of Credit is not available, for any reason whatsoever, at the time any draft is paid by Bank, or if advances are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any demand deposit account maintained by Borrower with Bank for the amount of any draft.

                     (iii) Notwithstanding anything contained herein to the contrary, upon the date of termination of the Line of Credit (whether voluntarily or involuntarily, by acceleration or otherwise), Borrower shall furnish cash collateral to Bank in such amounts as Bank determines are reasonably necessary to secure Bank from loss, cost, damage, or exposure, including reasonable attorneys' fees and legal expenses, in connection with any and all issued and outstanding
         Letters
        of Credit and other contingent obligations, such cash collateral to be of a value and character satisfactory to Bank in its sole discretion.

        5. The following new subsection 1.2(d) is incorporated into and made a part of the Credit Agreement:

                (d) Letter of Credit Fees. Borrower shall pay to Bank fees upon the issuance of each Letter of Credit, upon the payment or negotiation by Bank of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.

        6. Section 4.9(a) is hereby amended by deleting the period at the end thereof, and inserting thereat the following:

                "up to (but not including) September 30, 1996, and not less than $24,000,000.00 at any time on or after September 30, 1996."

        B.      CONDITIONS PRECEDENT.

        It is a condition precedent to all of the accommodations granted Borrower by Bank hereunder that each of the following conditions be satisfied on or before October __, 1996, and all of such accommodations shall be effective only upon satisfaction in full of each such condition.

        (a) This Amendment shall be executed by Borrower and delivered to Bank.

        (b) Borrower shall execute and deliver to Bank a promissory note in substantially the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement).

        (c) In connection with the Letter of Credit subfeature made a part of the Credit Agreement as set forth above, Borrower shall execute and deliver to Bank a Letter of Credit Agreement, Facsimile Letter Agreement, Indemnity Agreement and such other related documents as Bank may require, in each case in form and substance satisfactory to Bank.

        (d) Borrower shall pay to Bank the fee for the accommodations granted hereunder in accordance with Paragraph 1 of Section C below.

        (f) Borrower shall reimburse Bank for all of its costs and expenses (including, without limitation, attorneys fees of Bank's inside and outside counsel) incurred in connection with the preparation, negotiation and implementation of this Amendment.

        C.      MISCELLANEOUS.

        1. Borrower shall pay to Bank a non-refundable commitment fee for the renewal of, and increase in, the Line of Credit and the other accommodations granted Borrower hereunder, equal to $25,000.00, which commitment fee shall be due and payable on the date this Amendment is executed by Borrower and delivered to Bank.

        2. The parties hereto acknowledge that notwithstanding the fact that Bank may, for reasons of administrative convenience, decide not to take possession of the original of each promissory note which evidences all or any portion of any Eligible Contract Receivables, Bank reserves its right to do so at any time hereafter; if Bank requests hereafter; if Bank requests hereafter, Borrower shall immediately deliver such promissory notes to Bank (if Bank requests, indorsed to the order of Bank); and such promissory notes remain subject to Bank's security interest and Borrower is obligated to place a legend thereon in accordance with the Credit Agreement.

        3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. Except as specifically defined herein, all terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

        4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement (including as amended hereby) and reaffirms all covenants set forth therein as same may be modified hereby. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such event of Default.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

CENTRAL CONSUMER FINANCE               WELLS FARGO BANK,
 COMPANY                                NATIONAL ASSOCIATION


By: /s/ Gary Cypres                    By: /s/ Perry Moreth
    ----------------------------            -----------------------------
                                            Perry Moreth
Title:                                      Vice President
      -------------------------

                         REVOLVING LINE OF CREDIT NOTE


$50,000,000.00                                          Los Angeles, California
                                                               October 10, 1996


        FOR VALUE RECEIVED, the undersigned CENTRAL CONSUMER FINANCE COMPANY ("Borrower"), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Los Angeles RCBO, 333 South Grand Avenue, 3rd Floor, Los Angeles, California 90071, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of FIFTY MILLION DOLLARS ($50,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

        As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

        (a) "Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

        (b) "Fixed Rate Term" means a period commencing on a Business Day and continuing for one (1), two (2) or three (3) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Five Hundred Thousand Dollars ($500,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

        (c) "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:


                LIBOR =           BASE LIBOR
                        -------------------------------
                        100% - LIBOR Reserve Percentage

             (i) "Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

             (ii) "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

        (d) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

        (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two and one-quarter percent (2.25%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

        (b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone so long as, with respect to each LIBOR selection, (A) Bank receives written confirmation from Borrower not later than three (3) Business Days after such telephone notice is given, and (B) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the Fixed Rate Term. For each LIBOR option requested hereunder, Bank will quote the applicable fixed rate to Borrower at approximately 10:00 a.m., California time, on the first day of the Fixed Rate Term. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination by Bank of the applicable fixed rate; provided however, that if Borrower fails to accept any such rate by 11:00 a.m., California time, on the Business Day such quotation is given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR option to be selected on such day. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

        (c) Limitation on LIBOR Portions. Unless Bank otherwise consents, no more than one (1) portion of the outstanding principal balance of this Note shall bear interest in relation to Bank's LIBOR at any time.

        (d)     Additional LIBOR Provisions.

                (i) If Bank at any time shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR, then Bank shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by Bank, then (A) no new LIBOR option may be selected by Borrower, and (B) any portion of the outstanding principal balance hereof which bears interest determined in relation to LIBOR, subsequent to the end of the

Fixed Rate Term applicable thereto, shall bear interest determined in relation to the Prime Rate.

        (ii) If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a "Change in Law") shall make it unlawful for Bank (A) to make LIBOR options available hereunder, or (B) to maintain interest rates based on LIBOR, then in the former event, any obligation of Bank to make available such unlawful LIBOR options shall immediately be canceled, and in the latter event, any such unlawful LIBOR-based interest rates then outstanding shall be converted, at Bank's option, so that interest on the portion of the outstanding principal balance subject thereto is determined in relation to the Prime Rate; provided however, that if any such Change in Law shall permit any LIBOR-based interest rates to remain in effect until the expiration of the Fixed Rate Term applicable thereto, then such permitted LIBOR-based interest rates shall continue in effect until the expiration of such Fixed Rate Term. Upon the occurrence of any of the foregoing events, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any fines, fees, charges, penalties or other costs incurred or payable by Bank as a result thereof and which are attributable to any LIBOR options made available to Borrower hereunder, and any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

        (iii) If any Change in Law or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority shall:

   (A) subject Bank to any tax, duty or other charge with respect to any LIBOR options, or change the basis of taxation of payments to Bank of principal, interest, fees or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank); or

   (B) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any office of Bank; or

   (C)  impose on Bank any other condition;

and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any LIBOR options hereunder and/or to reduce any amount receivable by Bank in connection therewith, then in any such case, Borrower shall pay to Bank immediately upon demand such amounts as may be necessary to compensate Bank for any additional costs incurred by Bank and/or reductions in amounts received by Bank which are attributable to such LIBOR options. In determining which costs incurred by Bank and/or reductions in amounts received by Bank are attributable to any LIBOR options made available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

        (e) Payment of Interest. Interest accrued on this Note shall be payable on the 1st day of each month, commencing November 1, 1996.

        (f) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

        (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on April 30, 1997.

        (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) GARY CYPRES or NEAL GOWER or BRIAN COHEN or STEVE OLSON, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any account of any Borrower with the holder, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

                (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

                (a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

                (b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

                (i) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

                (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

        (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

        This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 14, 1993, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

        (a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

        (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

        (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

                                        CENTRAL CONSUMER FINANCE COMPANY

                                        By: /s/ Gary Cypres
                                            ------------------------------------
                                            Title:
                                                   -----------------------------

WELLS FARGO BANK                                 CORPORATE RESOLUTION: BORROWING

--------------------------------------------------------------------------------

TO:     WELLS FARGO BANK, NATIONAL ASSOCIATION

        RESOLVED: That this corporation, CENTRAL CONSUMER FINANCE COMPANY, proposes to obtain from time to time, or has obtained credit from Wells Fargo Bank, National Association ("Bank").

        BE IT FURTHER RESOLVED, that any one of the following officers:

        PRESIDENT OR SECRETARY OR TREASURER OR CONTROLLER

together with any one of the following officers:

        NONE

of this corporation be and they are hereby authorized and empowered for and on behalf of and in the name of this corporation and as its corporate act and deed:

        (a) To borrow money from Bank and to assume any liabilities of any other person or entity to Bank, in such form and on such terms and conditions as shall be agreed upon by those authorized above and Bank, and to sign and deliver such promissory notes and other evidences of indebtedness for money borrowed or advanced and/or for indebtedness assumed as Bank shall require; such promissory notes or other evidences of indebtedness may provide that advances be requested by telephone communication and by any officer, employee or agent of this corporation so long as the advances are deposited into any deposit account of this corporation with Bank; this corporation shall be bound to Bank by, and Bank may rely upon, any communication or act, including telephone communications, purporting to be done by any officer, employee or agent of this corporation provided that Bank believes, in good faith, that the same is done by such person.

        (b) To contract for the issuance by Bank of letters of credit, to discount with Bank notes, acceptances and evidences of indebtedness payable to or due this corporation, to endorse the same and execute such contracts and instruments for repayment thereof to Bank as Bank shall require, and to enter into foreign exchange transactions with or through Bank.

        (c) To mortgage, encumber, pledge, convey, grant, assign or otherwise transfer all or any part of this corporation's real or personal property for the purpose of securing the payment of any of the promissory notes, contracts, instruments and other evidences of indebtedness authorized hereby, and to execute and deliver to Bank such deeds of trust, mortgages, pledge agreements and/or other security agreements as Bank shall require.

        (d) To perform all acts and to execute and deliver all documents described above and all other contracts and instruments which Bank deems necessary or convenient to accomplish the purposes of this resolution and/or to perfect or continue the rights, remedies and security interests to be given to Bank hereunder, including without limitation, any modifications, renewals and/or extensions of any of this corporation's obligations to Bank, however evidenced; provided that the aggregate principal amount of all sums borrowed and credits established pursuant to this resolution shall not at any time exceed the sum of $50,000,000.00 outstanding and unpaid.

        Loans made pursuant to a special resolution and loans made by offices of Bank other than the office to which this resolution is delivered shall be in addition to the foregoing limitation.

        BE IT FURTHER RESOLVED, that the authority hereby conferred is in addition to that conferred by any other resolution heretofore or hereafter delivered to Bank and shall continue in full force and effect until Bank shall have received notice in writing, certified by the Secretary of this corporation, of the revocation hereof by a resolution duly adopted by the Board of Directors of this corporation. Any such revocation shall be effective only as to credit which is extended or committed by Bank, or actions which are taken by this corporation pursuant to the resolutions contained herein, subsequent to Bank's receipt of such notice. The authority hereby conferred shall be deemed retroactive, and any and all acts authorized herein which were performed prior to the passage of these resolutions are hereby approved and ratified.

                                 CERTIFICATION

        I, BRIAN S. COHEN, Secretary of CENTRAL CONSUMER FINANCE COMPANY, a corporation created and existing under the laws of the State of California, do hereby certify and declare that the foregoing is a full, true and correct copy of the resolutions duly passed and adopted by the Board of Directors of said corporation, by written consent of all Directors of said corporation or at a meeting of said Board duly and regularly called, noticed and held on N/A, 1996, at which meeting a quorum of the Board of Directors was present and voted in favor of said resolutions; that said resolutions are now in full force and effect; that there is no provision in the Articles of Incorporation or Bylaws of said corporation, or any shareholder agreement, limiting the power of the Board of Directors of said corporation to pass the foregoing resolutions and that such resolutions are in conformity with the provisions of such Articles of Incorporation and Bylaws; and that no approval by the shareholders of, or of the outstanding shares of, said corporation is required with respect to the matters which are the subject of the foregoing resolutions.

        IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed the corporate seal of said corporation as of October 9, 1996.

                                        /s/      BRIAN S. COHEN
                                        -----------------------------------
                                             BRIAN S. COHEN, Secretary
                                        of Central Consumer Finance Company

                         [WELLS FARGO BANK LETTERHEAD]


                                October __, 1996


Central Consumer Finance Company
1810 South Main Street
Los Angeles, California 90015
Attention: __________________________

   Subject:   Facsimile Transmissions of Applications for
              Issuance of, and Amendments to, Letters of Credit

Dear ____________________________:

        Central Consumer Finance Company (the "Applicant"), a Delaware corporation, has informed Wells Fargo Bank, N.A. ("Wells Fargo") that it may from time to time wish to use its own facsimile transmission equipment ("FTE") to transmit to Wells Fargo executed copies of applications (each an "Application") for the issuance of, and amendments to, letters of credit. Each such transmission sent by FTE shall be on Wells Fargo's Application for Commercial Letter of Credit, a copy of which is attached hereto, Wells Fargo's Application for Standby Letter of Credit, a copy of which is attached hereto, or such other form as may be satisfactory to Wells Fargo, with each such Application being duly completed and signed by the Applicant. Each Application as received by Wells Fargo by FTE shall be referred to hereinafter as a "Facsimile Application". This letter sets forth the terms and conditions under which the Applicant may send Applications to Wells Fargo by FTE.

   1. The Applicant will transmit by FTE completed, executed copies of the Applications to Wells Fargo's Letter of Credit Operations at Wells Fargo Bank,
N. A., Trade Services Division, 9000 Flair Drive, El Monte, California 91731,
(818) 572-4610. The Applicant shall be responsible for insuring that the Applications are duly executed by a person or persons authorized to contract with Wells Fargo for the issuance of, or amendments to, letters of credit.

   2. The Applicant acknowledges that Wells Fargo is not obligated to the Applicant to accept Facsimile Applications and to issue or amend letters of credit in accordance with such Facsimile Applications, but that Wells Fargo may do so solely as a convenience to the Applicant. Wells Fargo may at any time notify the Applicant that Wells Fargo no longer accepts Facsimile Applications.

   3. The Applicant understands that Wells Fargo will not see the original of the Applications underlying the Facsimile Applications, and that Wells Fargo will thus have no means of verifying that (i) the signature or the entries on a Facsimile Application are authentic, (ii) the Application underlying a Facsimile Application bears an authorized signature or (iii) the Application underlying a Facsimile

Application contains the entries shown on the Facsimile Application. The Applicant agrees that Wells Fargo will not be required to verify that the signatures or any other entries on the Facsimile Applications are authentic signatures or entries, whether such Facsimile Applications are received by Wells Fargo before or after the date of this letter agreement, but that Wells Fargo will only be required to examine such signatures for their conformity, in the opinion of Wells Fargo, to the certified sample signatures, previously delivered to Wells Fargo, of the officers of the Applicant who appear to have signed such Facsimile Applications. The Applicant also understands that Wells Fargo is agreeing to receive Facsimile Applications in this manner as an accommodation to the Applicant, and the Applicant therefore accepts the risk that a Facsimile Application, whether heretofore or hereafter received by Wells Fargo, may not in fact contain authentic signatures or entries.

        4. Each Facsimile Application, if it is on an Application for Commercial Letter of Credit, each letter of credit or amendment issued pursuant to such Facsimile Application, the issuance of each such letter of credit or amendment and the transactions under each such letter of credit or amendment and this letter agreement shall be subject to, and shall be governed by, the terms and conditions of Wells Fargo's Continuing Commercial Letter of Credit Agreement, a copy of which is attached hereto, or Wells Fargo's Continuing Standby and Commercial Letter of Credit Agreement, a copy of which is attached hereto. Each Facsimile Application, if it is on an Application for Standby Letter of Credit, each letter of credit or amendment issued pursuant to such Facsimile Application, the issuance of each such letter of credit or amendment and the transactions under each such letter of credit or amendment and this letter agreement shall be subject to, and shall be governed by, the terms and conditions of Wells Fargo's Continuing Standby Letter of Credit Agreement, a copy of which is attached hereto, or Wells Fargo's Continuing Standby and Commercial Letter of Credit Agreement, a copy of which is attached hereto. To the extent that this letter agreement is inconsistent with the letter of credit agreement (each a "Letter of Credit Agreement") governing any Facsimile Application, this letter agreement shall prevail.

        5. The Applicant acknowledges that the use of FTE to transmit Applications to Wells Fargo, and Wells Fargo's ability to issue and amend letters of credit in accordance with Facsimile Applications so received, may be interrupted by industrial disputes, acts of government, fires, power failures, computer malfunctions, civil disturbances or other causes or events not within the control of Wells Fargo.

        6. Except in the case of Wells Fargo's gross negligence or willful misconduct, the Applicant agrees, in addition to, and not in restriction of any provision of any Letter of Credit Agreement governing any Facsimile
Application, that Wells Fargo will not be liable to the Applicant for, and that the Applicant will reimburse and indemnify Wells Fargo against and hold Wells Fargo harmless from, any damages, losses, liabilities, claims, damages, obligations, penalties, actions, judgments, suits, expenses and/or costs, of any kind whatsoever and howsoever caused, including, but not limited to, any attorney's fees and/or expenses, paid, suffered or incurred by, or imposed upon, the Applicant or Wells Fargo, as the case may be, directly or indirectly as a result of, or in any way connected with, Wells Fargo's issuance or amendment of any letter of credit in accordance with a Facsimile Application, whether such Facsimile Application was received by Wells Fargo before or after the date of this letter agreement.

        7. The Applicant agrees to reimburse Wells Fargo immediately upon demand for any and all costs, expenses and/or attorneys' fees paid, suffered or incurred by, or imposed upon, Wells Fargo in enforcing Wells Fargo's rights and privileges under this letter agreement.

        8. The Applicant agrees that all amounts payable by the Applicant to Wells Fargo under this letter agreement will be payable immediately on demand without any setoff or counterclaim.

        9. The Applicant agrees that its obligations under this letter agreement are unconditional and continuing whether or not any or all the letters of credit issued pursuant to the Facsimile Applications have expired or otherwise terminated.

        10. The Applicant agrees that Wells Fargo's rights and privileges under this letter agreement will inure to the benefit of Wells Fargo's successors and assigns, and that the Applicant will not, and may not, assign its obligations under this letter agreement to any person or entity without the prior written consent of Wells Fargo.

        11. The Applicant agrees that until this letter agreement is terminated or amended to provide otherwise, and without further reference in any other document, this letter agreement will apply to, be incorporated in and govern all Facsimile Applications, and the issuance of all letters of credit or amendments requested by such Facsimile Applications. The termination of this letter agreement will not terminate the rights of Wells Fargo under Sections 6 and 7 of this letter agreement.

        12. The Applicant agrees that this letter agreement, and Wells Fargo's performance under this letter agreement, shall be governed by and be construed in accordance with the "Uniform Customs and Practice for Documentary Credits" (the "UCP"), and International Chamber of Commerce publication, in force on the date of this letter agreement. The Applicant further agrees that this letter agreement shall be governed by and be construed in accordance with the laws of the State of California, except to the extent that such laws are inconsistent with the UCP.

        Please indicate your agreement to the terms and conditions of this letter agreement by signing and dating this letter in the spaces provided below and returning this letter so signed and dated to Wells Fargo.


                                Sincerely,

                                WELLS FARGO BANK, N.A.


                                By: /s/ Perry Moreth
                                    -----------------------------

                                    Title: Vice President
                                           ----------------------

AGREED TO AND ACCEPTED BY:

CENTRAL CONSUMER FINANCE COMPANY


By: /s/ Gary Cypres
    ----------------------------

Title:
      --------------------------

Date: October   , 1996
              --


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